ARUNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2008

ORGANIC TO GO FOOD CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-21061	58-2044990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

3317 Third Avenue South
Seattle, Washington 98134
(Address of Principal Executive Offices) (Zip Code)

(206) 838-4670
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 3.02 below is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities

On February 27, 2007, Organic To Go Food Corporation (the “Company”) closed the $10.0 million private placement (the “Private Placement”) previously disclosed in a Current Report on Form 8-K filed by the Company on February 25, 2008.

The Private Placement was conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

Effective February 27, 2008, the Board of Directors of the Company appointed Gunnar Weikert as director of the Company. Dr. Weikert serves as director of Inventages Whealth Management, Inc., a General Partner of the Investor.

Other than as disclosed in this Current Report, there are no arrangements or understandings between Dr. Weikert and any other persons pursuant to which he was appointed as director. There are no family relationships among Dr. Weikert and the directors or executive officers of the Company.

Other than as disclosed in this Current Report, Dr. Weikert is not a party to any transactions with the Company that require disclosure pursuant to Item 404(a) of Regulation S-K.

As compensation for his services as director of the Company for the year ending December 31, 2008, Dr. Weikert will receive a director’s fee of $10,000, which he will donate to a charity. In addition, upon approval by the Board of Directors of the Company, Dr. Weikert will receive a ten year option to purchase 83,333 shares of common stock of the Company. The options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will vest monthly in equal installments over a two year period beginning on February 27, 2008 and ending on February 27, 2010, with the first installment vesting on March 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANIC TO GO FOOD CORPORATION

Date: March 4, 2008	By:	/s/ Jason Brown
Jason Brown
Chief Executive Officer